Exhibit 99.1

        Temecula Valley Bancorp Inc. Announces Record Earnings


    TEMECULA, Calif.--(BUSINESS WIRE)--Jan. 26, 2005--Temecula Valley Bancorp Inc. (OTCBB:TMCV) announced earnings for the quarter ending December 31, 2004, were $2,984,485, a 40% increase from the $2,130,887 earned in the same period last year. Net income for the twelve months ending December 31, 2004, was $10,577,623, compared to $7,854,339 for the same period last year, a $2,723,284, or 35%, increase. "We are pleased with the results," stated Stephen H. Wacknitz, President/CEO, "considering that for 2004 the provision for loan losses was increased from $1,022,000 last year to $3,821,300 this year, and a $487,000 reserve for undisbursed loans was set up in 2004." The $487,000 reserve for undisbursed loans is not included in the allowance for loan loss, which increased from $3,607,834 at December 31, 2003, to $6,362,534 at December 31, 2004. Also included in the expenses for 2004 are the start up expenses associated with the opening of the Rancho Bernardo full service office in June, the Corona full service office in August, and a loan production office in San Rafael in July. The net interest margin for 2004 was 5.96% and should continue to improve as the Federal Reserve Bank increases rates.
    Total assets increased 41%, from $431,212,118 at December 31, 2003, to $606,827,529 at December 31, 2004. Loans increased 47%, with construction loans increasing 79%, real estate secured loans increasing 47%, and commercial loans decreasing 29%. SBA loans, which include both real estate secured as well as commercial loans, increased 16%. The large increase in construction loans was due to increased tract housing construction, the addition of the loan production office in San Rafael, and the general overall robust real estate market in Southern California.
    Federal funds sold decreased from $21,400,000 to $16,800,000. The allowance for loan loss increased from $3,607,834 at December 31, 2003, to $6,362,534 at December 31, 2004, a 76% increase which set the allowance for loan loss as a percent of loans from 1.00% a year earlier to 1.20% at December 31, 2004.
    Net charge-offs were $1,066,600 for 2004, compared to $431,562 for the same period in 2003. Non-accrual loans (net of SBA guarantees) were $3,659,079 at December 31, 2004, compared to $1,495,396 at
December 31, 2003. Other real estate owned (net of SBA guarantees) was $75,675 at December 31, 2004, compared to $485,036 at December 31, 2003.
    For the twelve-month period, fixed assets increased from $2,185,543 to $4,379,809 due to the addition of two full service offices, the construction of a new location for the Escondido office, and a few loan production offices. The SBA servicing assets increased due to SBA 7A loan sales in the secondary market.
    Deposits increased 39%, from $383,487,366 at December 31, 2003, to $534,766,705 at December 31, 2004. The continued expansion of existing branches as well as various CD promotions and the two new branches have fueled the deposit growth. Deposit growth is expected to be sufficient in the future to fund loan growth.
    Junior subordinated debt securities increased $8,248,000 due to the net addition of $8,000,000 of trust preferred borrowing that was transferred to the Bank as tier one capital, and is considered tier one and tier two capital on a consolidated basis. Included in other liabilities is a $487,000 reserve for undisbursed loans, which was set up in 2004. The related $487,000 expense is reflected in other expense.
    Shareholder equity increased from $29,683,065 at December 31, 2003, to $42,902,538 at December 31, 2004, due to net income and the exercise of stock options. The capital ratios remain strong, with the tier one leverage ratio of 9.20%, the tier one risk based ratio of 9.77%, and the total risk-based capital ratio of 11.91%, all easily above the minimum to qualify as "well capitalized."
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally-owned and operated bank also has SBA loan production offices in Sherman Oaks, Fresno, Chico, and Anaheim Hills, Calif.; Bellevue, Wash.; Gurnee, Ill.; Westlake, Ohio; Ocean City, N.J.; Tampa/St. Petersburg, Coral Springs, and Jacksonville, Fla.; and Atlanta, Ga.
    Temecula Valley Bancorp's common stock is quoted in the over the counter market and trades under the symbol TMCV.OB. The Bank's website is at www.temvalbank.com.

    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.


                     TEMECULA VALLEY BANCORP INC.

                            FINANCIAL DATA

                            DECEMBER 2004
                             (UNAUDITED)
(all amounts in whole dollars except share and per share information)

                       Dec. 31,     Dec. 31,      Increase   Increase
                          2004         2003      (Decrease) (Decrease)
                      ------------ ------------ ----------------------
ASSETS

 Cash and due from
  banks                 6,317,261    9,348,013   (3,030,752)     (32%)
 Federal funds sold    16,800,000   21,400,000   (4,600,000)     (21%)
 Securities - held to
  maturity                      0            0            0         0%

 Loans                530,196,252  360,749,389  169,446,863        47%
 Less allowance for
  loan losses          (6,362,534)  (3,607,834)   2,754,700        76%
                      ------------ ------------ ------------
 Loans, net           523,833,718  357,141,555  166,692,163        47%

 Federal Reserve &
  Home Loan Bank
  stock, at cost        2,377,800    1,145,000    1,232,800       108%
 Other real estate
  owned, net              302,698      485,036     (182,338)     (38%)
 Bank premises and
  equipment, net        4,379,809    2,185,543    2,194,266       100%
 SBA-loan servicing
  I/O strip
  receivable           24,679,520   20,495,511    4,184,009        20%
 SBA-loan servicing
  asset                 7,585,712    6,116,680    1,469,032        24%
 Cash surrender value
  life insurance        9,593,824    5,740,729    3,853,095        67%
 Other Assets          10,957,187    7,154,051    3,803,136        53%
                      ------------ ------------ ------------
                      606,827,529  431,212,118  175,615,411        41%
                      ============ ============ ============

LIABILITIES AND
 STOCKHOLDERS' EQUITY

 Demand deposits      138,041,385  112,367,018   25,674,367        23%
 Interest bearing
  deposits            396,725,320  271,120,348  125,604,972        46%
                      ------------ ------------ ------------
   Total deposits     534,766,705  383,487,366  151,279,339        39%
 Junior subordinated
  debt securities      20,620,000   12,372,000    8,248,000        67%
 Other liabilities      8,538,286    5,669,687    2,868,599        51%
                      ------------ ------------ ------------
   Total liabilities  563,924,991  401,529,053  162,395,938        40%

 Stockholders' equity  42,902,538   29,683,065   13,219,473        45%
                      ------------ ------------ ------------
                      606,827,529  431,212,118  175,615,411        41%
                      ============ ============ ============


                           3 Mos      3 Mos      12 Mos      12 Mos
                           Ended       Ended      Ended       Ended
                         Dec. 31,   Dec. 31,    Dec. 31,    Dec. 31,
                            2004       2003        2004        2003
                        ----------- ---------- ----------- -----------
Interest income         10,224,227  6,448,468  33,614,887  23,890,500
Interest expense         2,045,494  1,267,118   6,414,543   4,946,553
                        ----------- ---------- ----------- -----------
Net interest income      8,178,733  5,181,350  27,200,344  18,943,947
Provision for loan
 losses                  1,436,300    372,000   3,821,300   1,022,000
Other income             7,955,677  6,506,647  28,698,614  24,481,351
Other expense            9,446,232  7,715,613  33,964,229  29,121,070
                        ----------- ---------- ----------- -----------
Earnings before income
 taxes                   5,251,878  3,600,384  18,113,429  13,282,228
Income taxes             2,267,393  1,469,497   7,535,806   5,427,889
                        ----------- ---------- ----------- -----------
         Net earnings    2,984,485  2,130,887  10,577,623   7,854,339
                        =========== ========== =========== ===========

Actual common shares
 outstanding at end of
 period                  8,752,603  8,151,914   8,752,603   8,151,914
Average common shares
 outstanding             8,714,943  8,130,796   8,503,179   7,823,950
Average common shares &
 equivalents
 outstanding             9,475,367  9,091,184   9,363,868   8,861,706
Basic earnings per
 share                        0.34       0.26        1.24        1.00
Diluted earnings per
 share                        0.31       0.23        1.13        0.89
Return on average
 assets (annualized)          1.94%      1.97%       2.00%       2.04%
Return on average
 equity (annualized)         28.74%     29.65%      28.94%      31.84%
Efficiency ratio             58.55%     66.01%      60.76%      67.06%


                                               12/31/2004  12/31/2003
                                               ----------- -----------
Tier 1 leverage capital ratio                        9.20%       9.06%
Tier 1 risk-based capital ratio                      9.77%      10.01%
Total risk-based capital ratio                      11.91%      11.54%
Allowance for loan losses as a % of total
 loans                                               1.20%       1.00%
Gross nonperforming assets as a % of total
 assets                                              1.99%       1.68%
Net nonperforming assets as a % of total
 assets                                              0.62%       0.46%
Net chargeoffs (annualized) as a % of total
 loans                                               0.20%       0.12%
Loan to deposit ratio                               99.15%      94.07%
Book value per share                                 4.90        3.64

All share and per share data adjusted for a two-for-one common stock split effective December 2003.


PAST DUE AND NON-ACCRUAL LOANS
----------------------------------------------------------------------
                                      Gross     Government     Net
                                      Balance     Guaranty    Balance
                                    ----------- ----------- ----------
December 31, 2004
-----------------------------------

 30-89 days past due                    11,203           0     11,203
                                    =========== =========== ==========

 90+ days past due and accruing              0           0          0
 Non-accrual                        11,799,346  (8,140,267) 3,659,079
 Other real estate owned (REO)         302,698    (227,023)    75,675
                                    ----------- ----------- ----------
     Total non-performing assets    12,102,044  (8,367,290) 3,734,754
                                    =========== =========== ==========

December 31, 2003
-----------------------------------

 30-89 days past due                 3,243,706    (582,205) 2,661,501
                                    =========== =========== ==========

 90+ days past due and accruing              0           0          0
 Non-accrual                         6,764,713  (5,269,317) 1,495,396
 Other real estate owned (REO)         485,036           0    485,036
                                    ----------- ----------- ----------
     Total non-performing assets     7,249,749  (5,269,317) 1,980,432
                                    =========== =========== ==========


NET LOAN CHARGEOFFS
----------------------------------------------------------------------
                                  3 Mos    3 Mos    12 Mos    12 Mos
                                   Ended    Ended     Ended     Ended
                                 Dec. 31, Dec. 31, Dec. 31,   Dec. 31,
                                   2004     2003      2004      2003
                                 -------- -------- ---------- --------

Chargeoffs                       446,961  163,816  1,096,698  505,586
Recoveries                       (21,458) (28,378)   (30,098) (74,024)
                                 -------- -------- ---------- --------
  Net Chargeoffs                 425,503  135,438  1,066,600  431,562
                                 ======== ======== ========== ========


    CONTACT: Temecula Valley Bancorp Inc.
             Stephen H. Wacknitz, 951-694-9940